Exhibit 99.1

For Release 6 a.m. PT

May 3, 2005

NetIQ Completes Sale of WebTrends Business Unit to Francisco Partners

San Jose, Calif. — May 3, 2005 — NetIQ Corp. (Nasdaq: NTIQ), a leading provider of integrated systems and security management solutions, today announced that effective April 30, 2005 it completed the previously announced sale of its WebTrends web analytics business unit to Francisco Partners, L.P., one of the world’s largest technology-focused private equity funds.

About NetIQ

NetIQ is a leading provider of integrated systems and security management solutions that empower IT with the knowledge and ability to assure IT service. NetIQ’s Knowledge-Based Service Assurance strategy embeds knowledge and best practices to ensure operational integrity, better manage service levels and risk, and ensure policy compliance. Our modular, best-of-breed solutions for Performance & Availability Management, Security Management, Configuration & Vulnerability Management, and Operational Change Control integrate through an open, service-oriented architecture allowing for common reporting, analytics and dashboards. Headquartered in San Jose, Calif., NetIQ has offices and development facilities in 16 countries worldwide. For more information about NetIQ, visit www.netiq.com or call (888) 323-6768.

NetIQ is a registered trademark of NetIQ Corporation in the United States and other countries. All other trademarks mentioned are the property of their respective owners.

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Contacts:

Susan Torrey, NetIQ Corporate Communications, (408) 856-3028, mailto:susan.torrey@netiq.com

Kim Paone, Access Communications for NetIQ, (917) 522-3528, mailto:kpaone@accesspr.com

Greg Klaben, NetIQ Investor Relations, (408) 856-1894, mailto:greg.klaben@netiq.com